77C:

Matters Submitted for Shareholder Vote

The following are results from the shareholder vote taken on April 7, 2004. The vote was sought to approve permanent advisory agreements with respect to the Real Estate Securities Portfolio:

(1)	To vote on the New Investment Advisory Agreement with John McStay Investment Counsel, L.P., on behalf of the Real Estate Securities Portfolio:

	Number of Shares	% of Outstanding Shares	% of Shares Voted

Affirmative	3,500,635.091	52.450%	98.538%
Against	16,626.962	0.249%	0.468%
Abstain	35,311.295	0.529%	0.994%

TOTAL	3,552,573.348	53.228%	100.000%

(2)	To vote on the New Investment Subadvisory Agreement between John McStay Investment Counsel, L.P., and AIG Global Investment Corp., on behalf of the Real Estate Securities Portfolio:

	Number of Shares	% of Outstanding Shares	% of Shares Voted

Affirmative	3,499,965.091	52.440%	98.519%
Against	15,760.962	0.236%	0.444%
Abstain	36,847.295	0.552%	1.037%

TOTAL	3,552,573.348	53.228%	100.000%

(3)	To permit John McStay Investment Counsel, L.P. and the Board of Trustees of Brazos Mutual Funds to appoint and replace subadvisers, enter into subadvisory agreements, and approve amendments to subadvisory agreements on behalf of the Real Estate Securities Portfolio without further shareholder approval:

	Number of Shares	% of Outstanding Shares	% of Shares Voted

Affirmative	3,402,057.387	50.973%	95.763%
Against	110,383.338	1.654%	3.107%
Abstain	10,132.623	60.100%	1.130%

TOTAL	3,552,573.348	53.228%	100.000%